Exhibit 10.1
ADDENDUM TO EMPLOYMENT LETTER
     This ADDENDUM (this “Addendum”) is made as of the 7th day of May, 2006 between Fisher Scientific International Inc., a Delaware corporation having its primary place of business at Liberty Lane, Hampton, New Hampshire 03842 (the “Company”) and Mr. Thomas L. Rea (the “Executive”).
     The Company’s severance obligations to the Executive are governed by a letter agreement dated as of the 22nd day of December, 1997 (the “Employment Letter”). The Company and the Executive have agreed to execute this Addendum to the Employment Letter to provide additional severance payments and benefits in the event that the Executive’s employment is terminated under certain circumstances within the two year period following a Change in Control, as more fully described below. Capitalized terms used but not otherwise defined in this Addendum shall have the meaning set forth in Section 6.
1.	Upon a termination of employment by the Executive for Good Reason or by the Company without Cause, in either case within two (2) years immediately following a Change in Control of the Company, then in lieu of any severance payments set forth in the Employment Letter (but not in lieu of the provisions of the Employment Letter with respect to the distribution of shares from the rabbi trust), the Executive shall be entitled to receive and the Company shall provide to the Executive those payments and benefits set forth in Section 2 of this Addendum. Notwithstanding anything in this Addendum to the contrary, if a Change in Control of the Company occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change in Control of the Company occurs, and if there is a reasonable basis that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control of the Company or (2) otherwise arose in connection with or anticipation of a Change in Control of the Company and in each of (1) and (2) a Change in Control occurs within one (1) year following the Executive’s termination of employment as set forth in this Section 1, then such termination of employment shall be treated as a termination of the Executive’s employment following a Change in Control of the Company and the Executive shall be entitled to receive the compensation and benefits set forth in Section 2 of this Addendum.

2.	Upon a termination of employment as described in Section 1 of this Addendum, the Executive shall be entitled to receive and the Company shall provide to the Executive the following payments and benefits:
(a)	a lump sum payment, within five (5) days of the Revocation Date (except with respect to deferred compensation payments described under Accrued Obligations, which shall be paid in accordance with their terms, subject to Section 5 of this Addendum), equal to the sum of: (1) two and a half (2.5) times the sum of (i) Executive’s then current Annual Base Salary (or if greater, the Executive’s Annual Base Salary in effect immediately prior to the Change in Control), plus (ii) the cash value of Executive’s target annual incentive compensation for the year in which the termination of employment occurs (the “Annual Bonus”), plus (2) the Accrued Obligations, provided that any accrued but unpaid annual incentive payments for previous years shall be determined based upon actual Company results and not reduced for individual performance, plus (3) the product of (x) the Annual Bonus and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination of employment occurs through such date of termination and the denominator of which is 365, plus (4) an amount equal to the total value of two and a half (2.5) years of matching contributions made by the Company on behalf of Executive under the Company’s tax qualified defined contribution plan (and under any non-qualified defined contribution plan providing matching contributions) at a matching level equal to the level of participation of the Executive prior to the date of termination, plus any Company matching contributions under such plans forfeited as of the Date of Termination;

(b)	the Company shall continue to provide the Executive and his eligible dependents, for a period of two and a half (2.5) years following the date of termination (the “Severance Period”) of employment (but not beyond the maximum date upon which the provision of such benefits would become subject to the provisions of Section 409A of the Code), with medical, dental, vision, life insurance and accidental death and dismemberment insurance, in a manner and timing consistent with the benefit and welfare plans, policies and programs, executive services, perquisites and insurance plans or programs in which the Executive participates in effect immediately prior to the time of the Change in Control of the Company (or any successor benefit and welfare plans, policies and programs, executive services, perquisites and insurance plans or programs, to the extent more favorable to the Executive) and such benefits, and costs to the Executive of such coverage, shall be no less favorable to the Executive than as in effect as of the Change in Control of the Company and shall not be affected by any subsequent employment of the Executive. As of the Date of Termination, Executive shall be fully vested in any account balance, matching and all other benefits under any non-qualified defined contribution plans. Following the end of the two and a half (2.5) year period during which medical benefits are provided, the Executive shall be eligible for continued health coverage under “COBRA” as if the Executive’s employment with the Company had terminated as of the end of such period. In the event the Executive is ineligible, for whatever reason, to continue to be so covered with respect to any of the above-referenced plans or programs, the Company shall provide substantially the cash value of purchasing essentially equivalent coverage through other sources;

(c)	the Executive shall be entitled to receive all benefits set forth under the terms and conditions of the Fisher Scientific International Inc. Executive Retirement and Savings Program (the “Retirement and Savings Program”) including, without limitation, those set forth in Article VII thereof with respect to medical benefits. For purposes of calculating the Executive’s retirement benefits under the Retirement and Savings Program, the Executive shall be deemed to have completed two and one-half additional years of Credited Service (as defined in the Retirement and Savings Program) and received the amounts payable under Section 2(a) of this Addendum ratably during the Severance Period as compensation includable in Highest Average Earnings for such period. The provisions of the preceding sentence will not affect the Executive’s elections with respect to the commencement of benefit payments pursuant to Article IV of the Executive Retirement and Savings Program;

(d)	within five (5) days of the Revocation Date, the Company shall provide the Executive with a $20,000 cash payment, which may be used by the Executive for outplacement services; and

(e)	to the extent accrued but not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.
3.	Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto. For purposes of this Addendum, a “Notice of Termination” means a written notice which:
(a)	indicates the specific termination provision in this Addendum relied upon;

(b)	to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)	if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).
In the event the Executive provides the Company with a Notice of Termination for Good Reason, the Company shall have thirty (30) days to cure the circumstances that the Executive alleges constitute Good Reason; and if so cured, no Good Reason shall be deemed to have occurred hereunder. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4.	Notwithstanding anything herein to the contrary, no payments shall be made or benefits provided to the Executive under this Addendum unless the Executive shall have executed a customary release and waiver of claims (the “Release”) and the last day of any applicable revocation period (“Revocation Date”) under such Release shall have expired.

5.	This Addendum is intended to comply with the provisions of Section 409A of the Code in such a way that the Executive will not be subject to taxation in advance of the related distribution, excise taxes or underpayments, penalties as a result of the timing or form of the payments to the Executive. Notwithstanding anything to the contrary contained herein, if the Executive is a Specified Employee (as defined in Section 409A of the Code) at the time he would otherwise be entitled to receive any specific payment hereunder, no distributions shall be made with respect to that specific payment until the earliest date which does not result in the imposition of a penalty under Section 409A(a)(2) of the Code. All other payments which do not result in any additional payments, liability or penalties shall be made as specified. To the extent any payment is delayed, interest will accrue at the rate of the United States five-year Treasury rate plus 2 percent on such delayed payment and be paid to the Executive at the same time as the delayed payment is made.

6.	For purposes of this Addendum, the following definitions shall apply:
(a)	“Accrued Obligations” shall mean (i) the Executive’s Annual Base Salary through the Date of Termination; (ii) any previous years’ regular annual bonus, to the extent earned but not previously paid; (iii) any earned but unpaid previous years’ Annual Bonus(es); (iv) payment for any accrued vacation; and (v) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) as provided by the terms of such deferred compensation plan or program.

(b)	“Annual Base Salary” shall mean the Executive’s annual base salary as in effect on the date hereof, as it may be increased from time to time, provided, however, that the Annual Base Salary shall be determined without taking into account any reduction in salary effected due to the Executive’s participation in the Company’s Restricted Stock Unit Purchase Program under the Company’s 2005 Equity and Incentive Plan.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Cause” shall mean:
(i)	the willful and continued failure of the Executive to perform substantially the Executive’s duties hereunder with the Company or one of its affiliates

(other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Vice Chairman or the Chief Executive Officer which specifically identifies the manner in which the Vice Chairman or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii)	the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given by the Board, the direction of the Vice Chairman or the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company, unless such authority, direction or advice is in violation of applicable law, regulation, Company policy or the Company’s most current Code of Conduct.

(e)	“Change in Control” of the Company shall have the meaning set forth in the Fisher Scientific International Inc. 2005 Equity and Incentive Plan, as that plan is in effect on the date hereof.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)	“Good Reason” shall mean any of the following:
(i)	a material adverse change in the Executive’s position, duties, offices, titles, reporting requirements or responsibilities with the Company as in effect immediately prior to a Change in Control of the Company;

(ii)	a reduction by the Company in the Executive’s remuneration as in effect immediately prior to the time of a Change in Control of the Company, unless a similar reduction is applied to all similarly situated executives or the Company’s failure to increase (within twelve (12) months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control of the Company in an amount similar to other similarly situated executives at the Company receiving an increase in base salary after the Change in Control;

(iii)	any failure by the Company to continue in effect any material plan or arrangement, including without limitation benefit and incentive plans, in which the Executive is participating immediately prior to the time of a Change in Control of the Company (hereinafter referred to as “Plans”), unless the Company provides for the Executive to participate in replacement benefit and incentive plans that are no less favorable in the aggregate than the Plans, or the taking of any action by the Company which would materially adversely affect the Executive’s participation in or reduce the Executive’s benefits under any such Plan or replacement plan or provide the Executive with less favorable fringe benefits in the aggregate as compared to those enjoyed by the Executive immediately prior to the time of a Change in Control of the Company;

(iv)	the Executive’s relocation to any place more than fifty (50) miles from the location at which the Executive performed Executive’s duties immediately prior to the time of a Change in Control of the Company, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the time of a Change in Control of the Company;

(v)	any failure by the Company to provide the Executive on an annual basis with the number of annual vacation or paid leave days to which the Executive is entitled on an annual basis immediately prior to the time of a Change in Control of the Company;

(vi)	any material breach by the Company of any provision of the Employment Letter or any other material agreement with the Executive;

(vii)	any failure by the Company to obtain the assumption of this Employment Letter by any successor or assign of the Company; or

(viii)	any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination and for purposes of this Employment Letter, no such purported termination shall be effective.
For purposes of this definition, none of the actions described in clauses (i) through (viii) above shall constitute “Good Reason” with respect to the Executive if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within five (5) business days after receipt of written notice thereof given by the Executive. The Executive may terminate Executive’s employment for Good Reason at any time after a Change in Control either by resignation or by retirement (if eligible).

7.	Except as supplemented by this Addendum, the terms and provisions of the Employment Letter shall remain in full force and effect.
     The Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused this Addendum to be executed in its name on its behalf, all as of the day and year first above written.

THOMAS L. REA
FISHER SCIENTIFIC INTERNATIONAL INC.
By: